Exhibit 99.1

Tripadvisor Announces Management Departures and Transition Plan

NEEDHAM, Mass., November 5, 2026 (PRNewswire) — Tripadvisor, Inc. (NASDAQ: TRIP) today announced that the Board of Directors and Matt Goldberg have agreed that Mr. Goldberg will depart as President and Chief Executive Officer and as a member of the Board of Directors. The Board and Mr. Goldberg have agreed to the terms of his departure, pursuant to which Mr. Goldberg will remain in the role of CEO through February 16, 2027 to help ensure an orderly transition.

Separately, Michael Noonan announced his intention to resign as Chief Financial Officer of the Company in order to pursue another opportunity. Mr. Noonan will continue in his role through December 31, 2026. Kristen Dalton will step in as interim Chief Financial Officer, beginning January 1, 2027. Ms. Dalton currently serves as the company’s Chief Strategy and Operations Officer and has served in various roles at Tripadvisor since she began in October 2019 as Vice President of FP&A.

“On behalf of the Board, I want to thank Matt and Mike for their leadership,” said Jeremy Philips, Chair of the Board of Directors. “We are grateful for their past contributions, as well as their support over the coming months.” The Board is working with an executive search firm to identify candidates to guide the Company through its next chapter.

About Tripadvisor, Inc.

The Tripadvisor Group connects people to experiences worth sharing, and aims to be the world’s most trusted source for travel and experiences. Through its leading brands, two-sided marketplaces for experiences, accommodations offerings, and insights from one of the world’s largest travel communities, Tripadvisor Group helps millions of travelers discover unforgettable experiences, access trusted travel guidance and content, and plan and book better trips with confidence. Tripadvisor Group consists of the subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP) which together represent a portfolio of travel brands and businesses, including Tripadvisor and Viator.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including statements concerning the anticipated timing of the announced management departures, continued service during the transition periods, interim leadership arrangements, and the search for and appointment of successor leadership. These statements reflect Tripadvisor’s current expectations and are subject to risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated. Such risks and uncertainties include changes in the timing or implementation of the leadership transitions; the Company’s ability to identify, attract and retain qualified executives; potential disruption to business operations and execution of the Company’s strategy during the transitions; and the other risks described in the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by law, Tripadvisor does not undertake to update these statements following subsequent developments.

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

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